Exhibit 99.2

Capital Trust Q4 ‘07 and Year End 2007 Earnings Call
March 5, 2008

Conference Coordinator:
Hello and welcome to the Capital Trust fourth quarter and year end 2007 results conference call.  Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation.  At that time, I will provide instructions for submitting a question to management.  I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:
Good morning everyone.  Thank you for joining us and for your continuing interest in Capital Trust.
Last night we reported our numbers for the fourth quarter and filed our 10-K.  Needless to say, 2007 was one hell of a year.  During a period of unprecedented volatility and disruption in the capital markets, CT once again delivered outstanding results for its shareholders:
❑	Our net income topped $84 million, up 56% year over year.

❑	On a per share basis, earnings increased 40% to $4.77 compared to $3.40 in 2006.

❑	Dividends paid reached $5.10 per share, up 48% over the prior year and capped off by our $1.90 special dividend paid in early January.
All of these accomplishments represent records for this Company and we are very proud of our financial performance in 2007.  However, the world is a very different (and much more dangerous) place today, and our stock is trading at half what it was just a year ago. Commercial real estate has now been identified as the next credit shoe to drop, so we need to look further than the historical numbers to understand how Capital Trust, and other companies like us, will perform in 2008 and beyond.  Therefore, I’m going to spend a few extra minutes before I turn it over to Geoff to review the financials.
Let’s start with the current market.  On the one hand, origination and issuance volumes have plummeted, spreads are at all-time wides, the CDO market has disappeared, wounded repo lenders are pulling back and, in the words of one analyst, the business model for commercial mortgage REITs is dead.  On the other hand, competition has evaporated, spreads are at all-time wides, dealers are stuck with billions of unsold inventory, forced sellers of all types are dumping out good product at almost any price, and it’s the best time in recent memory to be a commercial real estate debt investor.  Are we on the Eve of Destruction or at the beginning of the Golden Age?  The answer is both.  In this challenging (and confusing) environment, we believe that there are three things that will be critical to survival and long term success: managing your credit, maintaining your financing, and raising new capital.  On all three fronts, we also believe that Capital Trust is uniquely positioned to succeed.

First, managing credit.  During 2007, all of our investments continued their strong performance, with zero delinquencies or defaults in the loan portfolios and 28 upgrades (vs. 3 downgrades) in the CMBS portfolio.  Through aggressive (one could say relentless) asset management, we resolved our one non-performing loan, generating $11 million of proceeds compared to a carrying value of $2.6 million and an original principal balance of $8 million.  At year end, 100% of our assets were performing, but in Q4 we did take a $4 million reserve against one loan, our first provision in quite some time.
The asset in question, the only land loan that we hold directly on our balance sheet, is a $10 million participation interest in a 2nd lien financing collateralized by 4 master planned communities in California.  Always wary of land loans (but obviously not wary enough), we financed this investment with a $6 million non-recourse repo from the dealer who sold us the loan.  While the ultimate outcome for this credit will only become clear later this year, given the weakness in the housing market, we chose to preemptively take a reserve equal to our maximum exposure of $4 million.
As 2008 rolls on, we anticipate that more credit problems in the CRE sector will inevitably emerge.  CT cannot expect to be completely immune to the market, but we do believe that our conservatism in the crucial, up-front asset selection process will serve us well.  Our loan portfolio has an average last dollar loan to value ratio of 67%, reflecting our decision to dial down risk and focus on more senior investments as the markets got frothy.  Our exposures to land, condos and home builders, the most obvious and immediate problem areas, are very limited.  Our near-term maturities, where borrowers could be forced to refinance in a dysfunctional market, are also very few.  We do have a piece of the Macklowe/EOP financing but believe that, given the quality of the collateral and our position in the capital structure, our investment is money good.  Since I’m sure you have all read about it in the Wall Street Journal and know that this is a live deal, I will tell you now that for confidentiality reasons we will not be answering any questions on the Macklowe situation.
Overall, we have scrubbed and re-scrubbed each of our investments and feel good about the credit quality of our book of assets.  We are absolutely confident that the CT portfolios will outperform the market in these difficult times.
The second key factor is maintaining financing.  In this environment, how you financed your balance sheet can be equally as important as how you selected your assets.  We have been using leverage and managing our asset/liability mix since we started Capital Trust almost 11 years ago.  Until 2004, there was basically no such thing as CRE CDOs and we successfully financed our business using lines of credit from banks and Wall Street dealers through all those early years and through several market disruptions.  When CDOs arrived, they provided a very efficient and stable funding alternative, and CT was an early and active user – completing the first mezzanine loan transaction in July of 2004 and ultimately closing 4 CDOs, issuing $1.25 billion of liabilities to match fund substantially all of our longer term, fixed rate assets and finance a significant portion of our floating rate loans.  Given the problems that have occurred in the residential and ABS markets, we do not think CDOs will be available to us anytime soon.  However, we do have $1.6 billion in-place, of committed credit facilities from 9 separate counterparties, all of which have had successful multi-year relationships with CT.  During 2007, we renewed or obtained new facilities in the amount of $900 million, and we continue to secure fresh financing commitments to support our new investment initiatives.  As we experienced in 1998, when the markets get choppy, the lenders pull back, exercising mark-to-market provisions and making margin calls, stiffening the terms for any new facilities, and cutting the number of borrowers they are willing to do business with.  With good credits, short assets and long relationships, we are well positioned with our lenders and, as always, maintain ample liquidity to defend our book against interim spread marks.  At 12/31, we had $200 million of ready liquidity, an amount that we feel is adequate to withstand additional, sustained turbulence in the markets.  To put this number in context, our total margin calls since February of 2007 have been $63 million, and we feel very good about our liquidity at this time.  Going forward, we believe that CT’s demonstrated ability to attract debt financing will be one of our continuing competitive advantages.
Lastly, raising capital.  With all its challenges, we also believe that this credit crisis is creating unprecedented opportunity for investors with access to capital and the expertise to prudently deploy it.  In the near term, dealer inventory backlogs and forced liquidations by leveraged investors present the most compelling opportunities.  As the year progresses, delinquencies and defaults will begin to rise and the combination of lower advance rates and wider spreads will pressure refinancings, even for good properties and sponsors.  Longer term, lenders will be back in the driver’s seat and the market will be characterized by more conservative valuations, lower advance rates, tighter structures and better pricing.  However, while the credit pendulum has definitely swung, asset selection and underwriting will continue to be the keys to success.  In this environment, we believe that CT is uniquely positioned to raise the capital necessary to exploit these opportunities.

Years ago, we designed our business to create an integrated finance and investment management company, capable of investing both for its own account and on behalf of third parties through managed investment vehicles.  The purpose was to leverage our platform, produce a mix of net interest margin and fee income, and create a straddle between the public and private capital markets.  Since 2000, we have raised over $2.5 billion of private equity capital in seven separate vehicles from a stable of sophisticated institutional and individual accounts, most of whom have been repeat investors with Capital Trust.
Going forward, we expect to continue to raise private and, when we feel that the pricing is appropriate, public capital to take advantage of opportunities in the market.  The announcement of the closing of CT Opportunity Partners I represents the next step in this ongoing strategy.  Launched in the fourth quarter, this new private equity fund currently has just under $400 million of committed equity capital and is designed to exploit a range of more opportunistic investments that result from the market dislocation.  We are working on several other targeted strategies and hope to have more to say in the coming months.
We have no delusions that 2008 will be easy or fun.  We think that the markets will get worse before they get better, and that a full recovery will take a long time.  We know that we have our work cut out for us, managing our credits, rolling over our financing and raising the capital necessary to take advantage of opportunities and grow our business.  We are ready for the challenge.  With that, I’ll turn it over to Geoff to review the financials.

Geoffrey Jervis:
Thank you John and good morning everyone.
Before we begin, I want to point out that our new fund, CT Opportunity Partners I is still in its marketing phase and, until we have completed the capital raise, our comments will be limited to what is written in our 10K, press release and the text of our scripts.  We cannot and will not be able to answer any questions about that fund or any of the other investment management products we are currently raising.
Let’s start with originations.
For the year, we originated $2.5 billion of new investment commitments, comprised of $1.1 billion for the balance sheet and $1.4 billion for our investment management vehicles.  We dramatically slowed the pace of our originations during the year at both the balance sheet and the funds, as the dislocation in the capital markets took hold.  In the first half of 2007, we originated $2.0 billion versus $500 million in the second half of the year.  Looking specifically at the balance sheet, fourth quarter originations were $149 million (40% of total originations), comprised of investments in loans that can be characterized as discounted inventory trades with dealers.  On the investment management front, fourth quarter originations were $200 million (60% of total originations), comprised entirely of loans originated for CT High Grade, CT Large Loan and the new CT Opportunity Partners fund; these transactions were a combination of discounted inventory trades with dealers, as well as one newly originated loan.  As the numbers show, the mix of balance sheet to investment management origination has changed and the majority of our originations in the fourth quarter were for funds that we manage.  Going forward, we expect investment management activity to accelerate as we now have three investment management vehicles in their investment periods: CT Large Loan, CT High Grade and the new Opportunity Fund.  In addition, we are actively pursuing additional investment management mandates that we expect will further increase the scope of our platform.
Moving on to the balance sheet activity at Capital Trust, during the year, total assets increased by over 20% from $2.6 billion at the end of 2006 to $3.2 billion at the end of 2007.  The primary drivers of asset growth were new originations of Interest Earning Assets that totaled $1.5 billion for the year.
On a net basis, Interest Earning Assets grew by approximately $567 million from $2.6 billion to $3.1 billion.  Originations of Interest Earning Assets were partially offset by repayments of approximately $919 million for the year, netting to the previously mentioned $567 million increase.
At December 31, 2007, the entire $3.1 billion portfolio of Interest Earning Assets had a weighted average all-in effective rate of 7.67%.  From a credit standpoint, the average rating of the CMBS portfolio remained BB+ and the weighted average last dollar loan to value for the loan portfolio was 66.5%.
During the year, the CMBS portfolio experienced 28 upgrades and only three downgrades.  After giving effect to the year’s ratings activity, almost 70% of the portfolio is rated investment grade with 40% of the portfolio rated A, AA or AAA (all of the ratings data mentioned is based upon the lowest rating available for each bond that we own).  The CMBS portfolio continues to outperform our underwriting projections.  And, for the record, we do not own any RMBS, subprime or otherwise, in the portfolio.  Over to the loans, our $2.3 billion portfolio continues to perform well with no non performing assets at year end.  During the fourth quarter, we took a $4 million loss reserve against a $10 million second mortgage loan – and, given the way that we financed the loan, our maximum economic exposure to this loan is $4 million.  In addition, during 2007 we resolved our one non performing loan, a first mortgage loan with an original principal balance of $8.0 million, generating a total recovery of over $12 million.
Moving down to equity investments, we have two equity investments in unconsolidated subsidiaries as of December 31, 2007 – both are co-investments in funds that we sponsor, a $923,000 investment in Fund III and an unfunded commitment to the new opportunity fund.  Our equity commitment to the new fund is $25 million and we expect to fund our commitment over the fund’s three year investment period.  In 2007, we liquidated two investments that had previously been recorded as equity investments: Fund II and Bracor.  In March of 2007, the last remaining asset in Fund II repaid and the Fund made its final distribution which included $962,000 of incentive management fees that we received.  In December of 2007, we sold our interest in Bracor receiving $43.6 million in proceeds from the sale and recognizing a gain of $15.1 million.
As we have disclosed in the 10K, we received our first incentive management fee payment of $5.6 million from Fund III during the fourth quarter.  In addition to amounts already received, we expect to earn $2.6 million in additional promote, assuming continued performance of the loans and repayments as expected.  Fund III promote has and will be accompanied by our expensing a portion of capitalized costs, as well as payments to employees of their share of promotes received.
On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as repurchase obligations, CDOs, our unsecured credit facility and trust preferred securities, were $2.3 billion at December 31st and carried a weighted average cash coupon of 5.45% and a weighted average all-in effective rate of 5.68%.
During the year, we renewed or obtained new repurchase financing commitments totaling $900 million.  We entered into a new $250 million master repurchase agreement with Citigroup, extended the term of our $250 million repurchase facility with JP Morgan, increased the total commitment from Bear Stearns by $250 million to $450 million, increased Morgan Stanley’s commitment by $100 million to $375 million, and upsized our existing committed facility with Goldman Sachs by $50 million to $200 million.
Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties.  At the end of the year, our borrowings totaled $912 million against $1.6 billion of commitments from nine counterparties.  We remain comfortably in compliance with all of our facility covenants and have $613 million of unutilized capacity on our repo lines.  In 2008, our repurchase facilities with Bear and JP Morgan are set to roll, facilities under which we borrowed $545 million at year end.  While there is no guarantee that our lenders will continue to extend credit to us, we are confident, based upon our current dialogue with our lenders, that these facilities will be extended, albeit on terms more reflective of the current market.  Our repurchase obligations are mark-to-market, and we have posted additional collateral to our lenders as the fair value of the assets pledged to them as security has migrated as spreads have widened.  To date, inclusive of 2008, we have received a total of $63 million of margin calls.

Our CDO liabilities at the end of the year totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four balance sheet CDO transactions to date.  At December 31st, the all in cost of our CDOs was 5.34%.  All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment tests.  At year end, total cash in our CDOs-- recorded as restricted cash on our balance sheet-- was $5.7 million.  In addition, we received upgrades on seven classes of CT CDO III from Fitch Ratings.  Of the fourteen rated classes, seven were upgraded by one to two notches and the remaining seven classes had their pre-existing ratings affirmed. Fitch attributed the ratings action to the improved credit quality of the portfolio and seasoning of the collateral.
At December 31, we had borrowed $75 million under our $100 million unsecured credit facility with a syndicate led by West LB.  Subsequent to year end, we executed our option to extend the facility for one year (maturing in 2009) with pricing of LIBOR plus 1.75%.
The final component of interest bearing liabilities is $125 million of trust preferred securities, of which $75 million were issued during the year in our second trust preferred offering.  In total, our $125 million of trust preferred securities provide us with long term financing at a cash cost of 7.20%, or 7.30% on an all-in basis.
Over to the equity section, shareholders’ equity was $408 million at December 31st and our book value per share was $22.97.  Book value decreased during the year from $426 million at the end of 2006 to $408 million at year end, down approximately $18 million.  The major component of the change was a $20 million net decrease in the value of our interest rate swaps.  Looking at the net asset value of the Company, based upon the fair values of our assets and liabilities as disclosed in the 10K, total net asset value was $500 million or $28.14 per share, 23% above GAAP book value.
As always, we remain committed to maintaining an index and term matched asset/liability mix.  At the end of the year, we had approximately $468 million of net positive floating rate exposure (on a notional basis) on our balance sheet.  Consequently, a change in LIBOR of 100 basis points would impact annual net income by approximately $4.7 million.  Given the movement in short term rates over the past few months, -- one month LIBOR currently sits at 3.08% while LIBOR averaged 5.25% in 2007 – a change of over 200 basis points -- , our net income has and will continue to endure significant pressure due to lower LIBOR.
Our liquidity position remains strong, and at the end of the year, we had $204 million of total liquidity comprised of $32 million of cash, $147 million of immediately available borrowings under our repo facilities and $25 million availability under our credit facility.
Turning to the income statement, we reported net income of $84.4 million or $4.77 per share on a diluted basis for 2007.
Interest income for the year was $253.4 million, interest expense totaled $162.4 million, with resultant net interest income of $91 million.
Other items of note during the period:
Management and advisory fees from our investment management business increased in 2007 by $849,000 (32%) as base management fees from CT Large Loan, CT High Grade, CTX Fund and CTOPI offset the decrease in these fees at Fund II and Fund

III as these vehicles liquidated in the normal course.  We expect these revenue streams to continue to grow in the coming quarters.
Incentive management fees increased substantially during 2007, primarily due to incentive fees received from Fund III.  Incentive management fees from Fund III totaled $5.6 million, $5.2 million of which we recorded in 2007.  In addition, we received our final incentive management fee distribution from Fund II of $962,000 in March 2007 as the last investment repaid and Fund II was liquidated.
Servicing fee income for 2007 was $623,000, compared with $105,000 in 2006 as we recognized revenue relating to the servicing contracts acquired in June as part of our purchase of PRN Capital, our healthcare lending platform.
Moving down to other expenses, G&A was $30 million in 2007, an increase of $6.9 million from 2006.  The major components of the increase were the payment of $2.6 million of employee performance compensation associated with our receipt of Fund II and Fund III incentive management fees and the additional employee compensation expense associated with PRN.
Depreciation and amortization was $1.8 million in 2007, inclusive of non recurring write offs of $1.3 million of capitalized costs related to the liquidation of Fund II in the first quarter of 2007.  Net of one time write-offs, depreciation and amortization was $510,000 in 2007.
Moving down to the recovery of provision for losses.  In the second quarter of 2007, we recorded a $4.0 million recovery related to the successful resolution of a non-performing loan AND in the fourth quarter, we recorded a $4.0 million provision for loss against one second mortgage loan with a principal balance of $10.0 million.

With regard to the gain on sale of investments line item, in the fourth quarter of 2007, we sold our investment in Bracor and realized a gain of $15.1 million.
Moving further down the income statement to Income / (Loss) from Equity Investments, our loss from equity investments was derived primarily from recording our share of losses from the operations of Bracor, Fund II and Fund III.
In both 2007 and 2006, we did not pay any taxes at the REIT level.  However, CTIMCO, our investment management subsidiary, is a taxable REIT subsidiary and subject to taxes on its earnings. In 2007, CTIMCO recorded an operating loss before income taxes of $2.0 million, which resulted in an income tax benefit of $833,000, $783,000 of which we reserved and $50,000 of which we recorded.  In addition to the recorded tax benefit at CTIMCO, we reversed $656,000 of tax liability reserves during the year.
As we have done in the past, we disclose the impact of income statement items that we consider non-recurring.  For the year, these non-recurring items totaled $25.5 million, the largest of which was the gain on the sale of our Bracor investment. Adjusting for these items, recurring diluted net income per share was in the $3.32 cents per share range.  For the fourth quarter, these non-recurring items totaled $11.0 million.  Adjusting for these items, recurring diluted net income per share for the quarter was in the $0.83 cents per share range.
In terms of dividends, our policy is to set our regular quarterly dividend at a level commensurate with the recurring income generated by our business.  At the same time, in order to take full advantage of the dividends paid deduction of a REIT, we endeavor to pay out 100% of taxable income.  In the event that taxable income exceeds our regular dividend pay out rate, we will make additional distributions in the form of special dividends.  We paid regular quarterly dividends of $0.80 per share for the first through fourth quarters for total regular dividends of $3.20, a 14% increase over 2006 regular dividends.  In addition, at year end we paid a special dividend of $1.90 per share, for total dividends of $5.10 per share, an increase of 48% over 2006 total dividends.
Finally, yesterday, we declared a first quarter 2008 regular cash dividend of $0.80 per share payable on April 15, 2008 to stockholders of record on March 31, 2008.
That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:
Thank you Geoff.  Kevin, at this point we should open it up for Q&A.

Operator:
Great.  And at this time if you would like to ask a question, please press the * and 1 on your touchtone telephone, you may withdraw your question at any time by pressing the # key.  Once again to ask a question, please press the * and 1 on your touchtone telephone, and we will take our first question from David Fick with Stifel Nicolaus, your line is now open.

David Fick:
Good morning.  John, I especially appreciated your initial comments on the marketplace.  I am wondering in light of those comments, how do you see your business model shifting?  It sounds like you are going to be doing a lot less direct origination and a lot more investment in other people’s cooking.  What will that mean to your staffing requirements and G&A going forward?

John Klopp:
Thanks David.  The immediate opportunity right now is, in fact, inventories that are held on the balance sheet of dealers which have so far remained unsold and secondary market transactions coming out of a variety of leveraged investors who are, in this environment, being forced to sell.  There isn’t a lot, at the moment, of new origination business going on, at least not in the securitized world, and while I don't think that this will last forever, it certainly is the situation today.  One of the deals that we originated in the fourth quarter into one of our funds was a new origination, but that is one of the few that we have seen in the recent months and we think that new originations in this environment are likely to stay down.  In terms of where we do our business, we have made it pretty clear that, at least at the moment, we see more activity on the investment management side of our business and less on our balance sheet, but again, that will shift over time as opportunities emerge.

David Fick:
Doesn't that require a shift in talent in terms of who you have doing the origination?

John Klopp:
The answer is “no.”  We have built this platform from the beginning of Capital Trust to be able to address a variety of different types of investments.  We’ve never really been a one trick pony that focuses solely, for example on B-pieces, or solely on any other single component of the marketplace.  Our people are in place and capable of addressing what we see as the full range of opportunities.  We are obviously going to make sure that our infrastructure is geared to the level of business that we see out there, but at the moment we think that our people and our platform are adequate to handle the business that we see going forward.

David Fick:
Great.  And my last question: you mentioned that as we go forward you will look to try to maintain a matched funded book, and I am wondering how you expect to do that on the right side of your balance sheet given the absence of any CDO opportunity?

John Klopp:
Geoff, do you want to take it?

Geoffrey Jervis:
Sure.  You have to look at the investments we are making and are financing on our repo lines - primarily short term floating rate mezzanine loans, B-Notes, and whole loans.  What we are not doing is we are not making CMBS investments such as 10-year fixed rate CMBS investments financed on repo lines.  Our repo lines have terms between one and five years and we expect those terms, in general, to shorten in this market, but we are comfortable, especially considering so much of the financing that we are getting on new originations is dealer financing, that we will be able to sustain our levels of financing, especially on our new originations.

David Fick:
Okay, and again I want to thank you.

Operator:
We will take our next question from the line of Rick Shane with Jefferies Group.

Richard Shane:
Guys, thanks for taking my question.  When we look at the repo-funded assets and price fluctuation, as you talk about $200 million of readily available liquidity, can you walk us through the sensitivity analysis on how we should look at that?  Obviously, since the quarter has ended we have seen an even greater dislocation in terms of asset prices.  How has that changed things and could you perhaps walk us through what types of assets you have there, what types of price fluctuations you can handle without having a liquidity problem, and then put that in the context of what's actually happened in the marketplace?

John Klopp:
Okay, Rick, thanks.  I'm going to start with the general overview and then kick it to Geoff for more specifics.  In terms of background, Geoff alluded to this in the previous question; we basically use CDOs to match-fund our long term fixed rate assets and substantially all of our fixed rate assets are currently financed on a match-funded, term-matched, index-matched basis with our CDOs.  What we have under our floating rate committed lines of credit - the repo financing that is a component part of our total balance sheet - are essentially short-term floaters and most of them are in the form of loans.  So with that as the background, what we have learned over the many years that we have been at this is that it's very difficult or it's very painful to mismatch long-term assets with short-term financing.  In essence, that's not what we have done.  So with that as the background, Geoff can give you the details.

Geoffrey Jervis:
Sure.  If you look at the assets that are repo financed, they are almost exclusively loan products: B-Notes, mezzanine loans, and whole loans.  They are also almost exclusively floating rate and the maximum duration on these loans at origination was about five years.  So the maximum duration of the portfolio right now fits somewhere between three and four years.  On the repo side, our repo facilities have one to five year maturities in addition to however you want to apply the use of our trust preferred or other liabilities against these assets.  Looking specifically at the repos, we believe that we have a pretty good match in terms of maturity.  It's not a prefect match, that's for sure, but a pretty good match between the tenure of our liabilities and the tenure of our assets and the reason we are comfortable with the mismatch that is embedded there is because the assets are short term; the assets are floating rate; the assets are primarily loan products.  If you want to get into what we can endure with respect to future deterioration in the market, I would just point you to the fact that all of our lenders have been extremely attentive, as you would expect, to the fair values of the assets we have pledged to them.  From February of 2007 through today our total marks-to-market have been $63 million.

At year end we had over $200 million of cash in order to defend the book from these marks.  We have paid out a special dividend since year end, which was in the range of $45 million of cash, so we are sitting at around $150 million of cash today, but obviously we can endure over two times what we have already endured just with our existing cash and available leverage.

Richard Shane:
You made the comment that basically you have experienced $63 million of marks since February of last year.  How much of that has occurred since December 31st of this year when, all of a sudden, commercial real estate is becoming a greater concern?

Geoffrey Jervis:
Less than a third.

Richard Shane:
Why do you think it hasn’t been more severe this year given rising concerns in the commercial real estate sector?

Geoffrey Jervis:
Part of the issue is that what people see in the papers and what comes across the screen everyday is largely related to the securities market and the volatility, whether it's CMBX or otherwise, is multiples of what has been experienced (whether you are looking at this dislocation or any of the other ones we have endured in 1998, 2000, and 2001) relative to loan product, where the lenders are certainly focused on market pricing, but they are much more willing to look at the underlying property performance with respect to viewing a credit on its fair value.

Richard Shane:
Great, that’s very helpful guys.  Thank you.

Operator:
We will take our next question from the line of Don Fandetti with Citigroup.

Don Fandetti:
John, obviously you have been in the business quite some time, a lot of experience, you have held up very well at CT.  What is your level of concern for the CRE market?   Can you give us an idea of where you think things could go on the downside?

John Klopp:
Yes, thank you for noting how long I have been around.  I really appreciate that, Don.  We are clearly concerned about the marketplace, there is no question about it.  I don't feel at this point that the world is ending, and I think that comes from some degree of, as you said, perspective having been through this a number of different times for more years than I’d like to remember at this moment.
What we are seeing in terms of fundamentals, at least in terms of our view on it (meaning our portfolio), is that cash flows have not changed - that underlying fundamental driver of value has really not been affected as of yet.  What has changed is people’s perspective on values and cap rates, driven to some greater or lesser extent by the cost of financing.  There is no question about it, we are beginning to see values come down, yet it's unclear where that will settle out and it's absolutely not across the board.  Higher quality properties are holding their value better and lesser quality properties that had overshot will take more of a hit.
You and everybody else are now opining on what total diminution in value will be in the commercial real estate world, which is a Herculean task, and a laudable one, but very difficult to generalize (at least in my view).  There is no question that values are off and they’ll probably continue to come off.  At least so far, we have not seen the degradation in the underlying cash flows and that makes us a little bit more optimistic as to where we end up.  I don't think that this lack of liquidity will last forever, it will come back in some way, shape, or form, and when it does I think that people will still want to own well-located, well-leased commercial real estate as part of their investment portfolios.
As a result, we believe that this is a very painful transition.  It isn’t done yet, but we will ultimately get through it.

Don Fandetti:
Okay, thanks for the perspective.

John Klopp:
Thank you.

Operator:
We will take our next question from Omotayo Okusanya with UBS.

Omotayo Okusanya:
Good morning everyone.  I just wanted to go back to the question about the repo lines.  Geoff, could you talk a little bit about how the lenders themselves are looking at valuing the short term loans on the repo lines so that they get comfortable with valuations and are not making irrational decisions about valuations and potential margin calls?

Geoffrey Jervis:
I think it's a two-fold process for them: first, they make an assessment of where the market is based on the activity that they see on B-Notes, mezzanine loans, and whole loans trading in the secondary market and/or new originations - granted, everybody understands that there is massively decreased volume so there isn’t a huge number of data points, and second, as I was saying to Rick earlier, is that they dive deep into the credits, the underlying leases, the profile of the tenants, the location of the property, and the sponsor quality.  That's a discussion you have with your lenders when you are talking about loan product, and I think that's a big difference between direct loan product and securities because on the security side the structuring element certainly adds a level of complexity and gets the conversation away from the quality of the underlying product.  Really, the data points you have are CMBX and other widely priced indices, and people aren’t really talking about credit, at least not on an individual asset by asset basis.

Omotayo Okusanya:
So you don't see them using typical sources of valuation, such as on the securities prices (like CMBX), trying to interpolate what the loan should be worth, and then coming up with a valuation that way?

Geoffrey Jervis:
I don't think what I said is dramatically different than that.  They are looking in the market and seeing where products are trading and so, to some degree, they are looking at the indices and we are not immune from that at all, but relative to a securities portfolio, our repo financed portfolio of loans is much less volatile.

John Klopp:
I will take the opportunity to get on the soapbox.  We are living in a mark-to-market world, which in certain instances, does not make a whole lot of sense when you are a hold-to-maturity investor, which is what we are.  I won’t go too far, but we have slipped to a place where the world is dominated by, it seems, the perception of what something can be sold for tomorrow at 10 am as opposed to what it is intrinsically worth and there are some very fundamental issues with that.

Omotayo Okusanya:
Fair enough.  We appreciate it.  Thank you.

Operator:
We will take our next question from the line of Jeff Bronchick with RCB.

Jeff Bronchick:
Good morning, gentleman.  Just one question: how aggressively have you thought about expanding the investment management business?  It just seems that your size versus the size of the market is small and your size versus the possible size of the opportunity is potentially small, and how have you thought about being an investment manager as opposed to a balance sheet player, and how has that maybe changed recently?

John Klopp:
We set this business up and created this business model a number of years ago to really incorporate into one package, one integrated company, one internally managed company, a combination of a balance sheet finance company with an investment management practice (and the reasons why we did that I have previously gone over) which produces a much more interesting and powerful business mix when we are able to do both.  But I will absolutely admit to you, and agree with you, that the scale of our investment management business to-date is not what it can be and is certainly not correlated to the size of the opportunity.  We think the opportunity is huge at this point in time.  We think we have the right platform to be able to take advantage of that opportunity, and we fully intend to push forward and grow our investment management business in the coming months and in the coming years.  You’ll see it become a bigger portion of our total business and I hope that it is a more diversified and broader palette of strategies, products and vehicles that address a broader spectrum of investors a couple of years from now versus what you see today.  But I agree with you, I think the opportunity is there, I think it's there for the taking, and we are going to try to take advantage of it in the coming months.

Jeff Bronchick:
I know you didn't want to talk about Macklowe, but is there a dollar number on the exposure there that you could quote?

John Klopp:
I am going to stick to my knitting and not talk about Macklowe but thank you for asking.

Jeff Bronchick:
Looking out at 2008, assuming there are no material balance sheet changes and just due to the normal turnover of financing, do you need to do any additional financing in 2008 or is what you have set up on your credit line enough to ride out the next year?

John Klopp:
As Geoff mentioned, we have some facilities that are coming due, which we fully intend to roll over.  If your question is one of magnitude, the answer is we have more than enough capacity on the debt side.  If your question is about the need for additional equity capital, we don't see it if the scenario is what you have described, which is a ride-it-out type of a scenario.  We’ll see where the market goes and what the opportunities are and where the pricing is and we will assess it at that point in time.

Jeff Bronchick:
Okay.  In the press release, I see that the company has marked its assets and liabilities to market?  Using the values in the 10K, the NAV of the company would have been $500 million or $28 per share, a 23% increase over the GAAP book value.  How would you proportion that increase?  Is it that your assets are worth more than GAAP book or your liabilities have gone down and you get that little FASB shift?

Geoffrey Jervis:
This information is in the 10K in the disclosure of the fair values of our assets and liabilities.  In summary, if you combine the market value of our CMBS and our loan portfolio, and again we’re a hold-to-maturity lender, it's $77 million below carrying value.  Our liabilities, if you mark those to market, are $166 million below carrying value, and therefore, the net amount is a roughly $90 million difference between GAAP value and asset value.  So it’s the combination of marking both the assets and the liabilities to market, which, on our annual financial statements, is not done on either side.

Jeff Bronchick:
God bless the accountants.  Thank you.

John Klopp:
Thank you.

Operator:
And it appears we have no further questions at this time.

John Klopp:
Well then thank you very much, we will get back to work.  We appreciate your interest in Capital Trust and we appreciate your sticking with us through these tough times, have a good day.